EXHIBIT 10.22
TSR PERFORMANCE GOAL
GILEAD SCIENCES, INC.
2022 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
RECITALS
A.    The Company maintains the Gilead Sciences, Inc. 2022 Equity Incentive Plan (as the same may be amended, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    This Performance Share Award Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Shares to the Participant thereunder.
C.    Capitalized terms not otherwise defined in this Agreement or in the attached Appendix A have the meanings set forth in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Performance Shares. The Company hereby awards to Participant, as of the Grant Date indicated below, Performance Shares under the Plan (the “Award”), subject to the terms and conditions set forth in this Agreement. This Agreement provides the Participant with the right to receive one or more Shares on the designated issuance date for those shares, based upon the extent to which each Performance Share vests pursuant to the terms hereof
AWARD SUMMARY

Participant:
Grant Date:	March 10, 2023
Target Number of Performance Shares:
The actual number of Shares that may become issuable pursuant to the Performance Shares subject to this Agreement will be determined in accordance with the performance-vesting and Continuous Service vesting provisions of attached Schedule I. For purposes of the applicable calculations under Schedule I, the target number of Performance Shares to be utilized is _____ shares (the “Target Shares”).

Vesting Schedule:
Vesting Requirements. The Performance Shares will be subject to the performance-vesting and Continuous Service vesting requirements set forth in attached Schedule I and will vest on the Certification Date
Change in Control Vesting. The Shares underlying the Performance Shares may also vest on an accelerated basis in accordance with the applicable provisions of Paragraph 4 of this Agreement should a Change in Control occur after the start but prior to the completion of the Performance Period applicable to the Performance Shares or the Certification Date.

Issuance Date:	The Shares which actually vest and become issuable pursuant to the Performance Shares will be issued in accordance with the provisions of this Agreement applicable to the particular circumstances under which such vesting occurs.
2.Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Performance Shares subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those Performance Shares or underlying shares, including through any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying Shares. However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death will be transferred to Participant’s designated beneficiary or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, to Participant’s estate.
3.Stockholder Rights and Dividend Equivalents
(a)Participant will not have any stockholder rights, including voting, dividend (except as provided in Paragraph 3(b)) or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance.
(b)Notwithstanding the foregoing, if and to the extent that this Award is outstanding on the record date for any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, and one or more Shares subject to this Award on such record date have not been delivered as of the payment date for such dividend or distribution and do not otherwise receive such dividend or distribution (i.e., those Shares are not otherwise treated as issued and outstanding for purposes of entitlement to the dividend or distribution pursuant to state law, the terms of such distribution or otherwise), then a special book account will be established for Participant and credited with a phantom dividend that is equivalent to the actual dividend or distribution which would have been paid on such Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution. As such Shares subsequently vest hereunder, the dividend equivalents so credited to those Shares in the book account will vest, and those vested dividend equivalents will be distributed to Participant (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those dividend equivalents relate and correspondingly as such Shares are forfeited or cancelled under the Award (including in accordance with the Continuous Service vesting provisions), the dividend equivalents so credited to those Shares in the book account will be forfeited or cancelled. Settlement of dividend equivalents will be subject to the Company’s collection of applicable Withholding Taxes. The Administrator will have the sole discretion to determine the dollar value of any dividend or distribution paid other than in the form of cash, and its determination will control. No dividend equivalent amount will be paid or distributed on Shares under this Award that are forfeited, cancelled or that otherwise are not issued or issuable under this Award.
4.Change in Control. The following provisions will apply only to the extent a Change in Control is consummated prior to the Certification Date and will have no force or effect if the effective date of the Change in Control occurs after the Certification Date:
(a)Should (i) the Change in Control occur within the first 12 months of the Performance Period and (ii) Participant remains in Continuous Service through the effective date of that Change in Control, then Participant will immediately vest in that number of Shares equal to the Target Shares subject to this Award, without any measurement of Performance Goal attainment to date and without regard to the Continuous Service vesting provisions.
(b)Should (i) the Change in Control occur at any time on or after the completion of the first 12 months of the Performance Period but prior to the Certification Date and (ii) Participant remains in Continuous Service through the effective date of that Change in Control, then Participant will immediately vest in that number of Shares equal to the greater of (i) the Target Shares subject to the Award or (ii) the actual number of Performance-Qualified Shares determined by multiplying (A) the Target Shares subject to this Award by (B) the applicable percentage (determined in accordance with the payout slope set forth in attached Schedule I) for the level at which the TSR Performance Goal is attained over an abbreviated Performance Period ending with the close of the Company’s fiscal quarter coincident with or immediately preceding the effective date of the Change in Control, in either case, without regard to the Continuous Service vesting requirements.
(c)The foregoing provisions of this Paragraph 4 will also apply if Participant’s Continuous Service is terminated without Cause or Participant resigns from Continuous Service due to Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for the Change in Control transaction and ending with the earlier of (i) the termination of the definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control.
(d)Should Participant cease Continuous Service by reason of Participant’s Retirement at least twelve 12 months following the Grant Date but prior to the Certification Date and a Change in Control subsequently occurs prior to the Certification Date, then Participant will, at the time of such Change in Control, immediately vest in that number of

Shares equal to the Target Shares subject to this Award, without any measurement of Performance Goal attainment to date and without regard to the Continuous Service vesting provisions.
(e)The number of Shares in which Participant vests determined in accordance with the foregoing provisions of this Paragraph 4 will be converted into the right to receive for each such Share the same consideration per share of Common Stock payable to the other stockholders of the Company in consummation of the Change in Control, and such consideration will be distributed to Participant on the earlier of (i) the 10th business day following the effective date of the Change in Control or (ii) the date those shares would have been issued to Participant in accordance with Paragraph 5 in the absence of such Change in Control. Each issuance or distribution made under this Paragraph 4(e) will be subject to the Company’s collection of the applicable Withholding Taxes.
(f)Except for the actual number of Shares in which Participant vests in accordance with this Paragraph 4, Participant will cease to have any further right or entitlement to any additional Shares under this Agreement following the effective date of the Change in Control.
(g)This Agreement will not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.Settlement of Award.
(a)Except as otherwise provided in Paragraph 4, the Shares in which Participant vests pursuant to the performance-vesting and Continuous Service vesting provisions of attached Schedule I will be issued in accordance with the following provisions:
–The issuance of the Shares will be effected during the period beginning on the first business day of February of the calendar year immediately succeeding the end of the Performance Period and ending no later than March 15 of that calendar year.
(b)The Company will, on the applicable issuance date, issue to or on behalf of Participant a certificate in electronic form for the Shares in which Participant vests pursuant to the performance-vesting and Continuous Service vesting provisions of attached Schedule I and will concurrently settle with Participant any associated dividend equivalents.
(c)Except as otherwise provided in Paragraph 4 or this Paragraph 5, the settlement of all Performance Shares or Performance-Qualified Shares which vest under the Award will be made solely in Shares.
(d)Except as otherwise provided in Paragraph 4, no Shares will be issued prior to the Certification Date. No fractional Shares will be issued pursuant to the Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement will be rounded down to the next whole share.

(e)The issuance of Shares pursuant to the Award will be subject to compliance by the Company and Participant with all Applicable Laws relating thereto.
(f)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Award will relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, will use its reasonable best efforts to obtain all such approvals.
6.Withholding Taxes.
(a)Participant acknowledges that, regardless of any action the Company or the applicable Related Entity employing or retaining the Participant (the “Employer”) may take with respect to any or all Withholding Taxes related to the Award or Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all such Withholding Taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares or other property in settlement of the Award, the subsequent sale of the Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if Participant is or becomes subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company and the Employer (or a former employer, as applicable) may withhold or account for Withholding Taxes in more than one jurisdiction.
(b)The Company will collect, and Participant hereby authorizes the Company to collect, the Withholding Taxes with respect to the Shares issued under this Agreement (including any Shares issued in settlement of any dividend equivalents) through an automatic share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”), unless the Share Withholding Method is not permissible or advisable under local law or until the Company otherwise decides, in its sole discretion, to no longer utilize the Share Withholding Method and provides Participant with a corresponding notice. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(c)If the Share Withholding Method is not used, then the Withholding Taxes will be collected from Participant through a broker-dealer sale and remittance procedure in accordance with Section 7(d) of the Plan. Participant will, promptly upon request from the

Company, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Company) that authorizes and directs the broker to effect such broker-dealer sale and remittance transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Company in satisfaction of the applicable Withholding Taxes. However, no broker-dealer sale and remittance transaction will be effected unless (i) such a sale is at the time permissible under the Company’s insider trading policies governing the sale of Common Stock and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(d)If the Company determines that such broker-dealer sale and remittance procedure is not permissible or advisable at the time or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Company may, in its sole discretion, elect either to defer the issuance of the Shares until such procedure can be effected in accordance with Participant’s executed sale directive or to collect the applicable Withholding Taxes through Participant’s delivery of Participant’s separate check payable to the Company (or a wire transfer of funds to the Company) in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event will any Shares be issued in the absence of an arrangement reasonably satisfactory to the Company for the satisfaction of the applicable Withholding Taxes.
(e)The Company will collect the Withholding Taxes with respect to dividend equivalents distributed in a form other than Shares by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion.
(f)The Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Participant may seek a refund from local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Withholding Taxes directly to the applicable tax authority or to the Company or the Employer.
(g)Notwithstanding the foregoing, to the extent Participant is subject to taxation in the United States, the Withholding Taxes required to be withheld by the Company in connection with the vesting (as determined under applicable tax laws) of the Shares or any other amounts hereunder will in all events be collected from Participant no later than the last business day of the calendar year in which those shares or other amounts vest (as determined under applicable tax laws). Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those shares or other amounts vest, Participant will, if so requested by the Company, on or before the last business day of the calendar year in which such shares or other amounts vest, deliver to the Company a check payable to its order (or a wire transfer of funds to the Company ) in the dollar amount equal to the Withholding Taxes required to be withheld with respect to those shares or other amounts. Alternatively, the Company may, in its sole discretion, elect to withhold the dollar amount equal to the Withholding Taxes required to be withheld with respect to those shares or other amounts from other wages payable to Participant, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion. The provisions of this Paragraph 6(g) will be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Section 3121(v) of the Code.
7.Leaves of Absence. For purposes of applying the various Continuous Service vesting provisions of this Agreement, Participant shall be deemed to cease Continuous Service on the commencement date of any leave of absence and not to remain in Continuous Service status during the period of that leave, except to the extent otherwise required under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any, or pursuant to the following policy:

(a)Participant will receive Continuous Service credit for vesting purposes for (i) the first three months of an approved personal leave of absence or (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
(b)In no event, however, will Participant be deemed, for vesting purposes hereunder, to remain in Continuous Service beyond the earlier of (i) the expiration date of that leave of absence, unless Participant returns to active Continuous Service on or before that date, or (ii) the date Participant’s Continuous Service actually terminates by reason of Participant’s voluntary or involuntary termination or by reason of Participant’s death or Disability.
8.Nature of Grant. In accepting this Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the Award and the Shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including,

without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages will arise from forfeiture of the Award resulting from the termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Related Entity or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, any Related Entity and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of the Company or a Related Entity;
(j)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(k)neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to Participant pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
9.Data Privacy.
(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the Related Entities and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.

(b)Declaration of Consent. Participant understands that Participant needs to review the following information about the processing of Participant’s personal data by or on behalf of the Company, the Employer or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare Participant’s consent. As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company is the controller of Participant’s Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor. The legal basis for the processing of Participant’s Personal Data, where required, will be Participant’s consent.
(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Participant understands and acknowledges that Participant’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Participant’s Personal Data is Participant’s consent.
(f)Data Retention. Participant understands that the Company will use Participant’s Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that Participant’s participation in the Plan and Participant’s consent is purely voluntary. Participant may deny or later withdraw Participant’s consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws Participant’s consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of Participant’s consent would not affect Participant’s status or salary as an employee or Participant’s career and that Participant would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Participant is based and subject to the conditions set out in the Applicable Laws, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of Participant’s Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Participant’s employment and is carried out by automated means. In case of concerns, Participant understands that Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that Participant should contact Participant’s local human resources representative.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan or the Award.
11.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant will be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s employee records or will be delivered electronically to Participant through the Company’s electronic mail system or through an on-line brokerage firm authorized by the Company to effect sales of the Shares issued hereunder. All notices will be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
12.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, and the legal representatives, heirs and legatees of Participant’s estate.
13.Section 409A of the Code
(a)It is the intention of the parties that the provisions of this Agreement will, to the maximum extent permissible, comply with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4) with respect to one or more Shares underlying the Award. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions, as they apply to such Shares, will be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.
(b)However, to the extent this Agreement should be deemed to create a deferred compensation arrangement subject to the requirements of Section 409A of the Code with respect to one or more Shares underlying the Award, then the following provisions will apply with respect to those Shares, notwithstanding anything to the contrary set forth herein:
    -    None of those Shares or other amounts which become issuable or distributable with respect to those Shares by reason of Participant’s cessation of Continuous Service will actually be issued or distributed to Participant until or as soon as administratively practicable following the date of Participant’s Separation from Service, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the 15th day of the third calendar month following the date of such Separation from Service. As used herein, “Separation from Service” means the Participant’s cessation of Continuous Service that is considered a separation from service under Treasury Regulations Section 1.409A-1(h).
    -    None of those Shares or other amounts which become issuable or distributable with respect to those Shares by reason of Participant’s cessation of Continuous Service will actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh month following the date of Participant’s

Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code, as determined by the Administrator, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The deferred Shares or other distributable amount will be issued or distributed in a lump sum on the first day of the seventh month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death.
14.Construction; Interpretation. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Award. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” is not exclusive. Words in the masculine gender include the feminine gender, and where appropriate, the plural includes the singular and the singular includes the plural. All references to “including” will be construed as meaning “including without limitation.”
15.Governing Law/Venue. The interpretation, performance and enforcement of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without resort to its conflict-of-laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement or otherwise relating to or arising from this Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made or to be performed
16.Employment at Will. Nothing in this Agreement or in the Plan will confer upon Participant any right to remain in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Employer or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Continuous Service at any time for any reason, with or without Cause.
17.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Participant may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
20.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
21.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or Participant's broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares, rights to shares (e.g., Performance Shares) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak with Participant's personal legal advisor on this matter.
22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event will any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance. By accepting the Award, Participant agrees that the Award is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

PARTICIPANT

Signature

APPENDIX A
DEFINITIONS
The following definitions will be in effect under the Agreement:
A.Certification Date means the date following the completion of the Performance Period on which the Administrator certifies the attained level of the TSR Performance Goal for such Performance Period.
B.Performance Goal means the total shareholder return performance goal specified on attached Schedule I (the “TSR Performance Goal”) that must be attained in order to satisfy the performance-vesting requirement for the Shares subject to this Award.
C.Performance Period means the period specified on attached Schedule I over which the attainment of the TSR Performance Goal is to be measured.
D.Performance-Qualified Shares means the maximum number of Shares in which Participant can vest based on the level at which the Performance Goal for the Performance Period is attained and will be calculated in accordance with the provisions of attached Schedule I. In no event will the number of such Performance-Qualified Shares exceed two hundred percent (200%) of the Target Shares set forth in Paragraph 1 of this Agreement, as such number may be adjusted from time to time pursuant to the Plan. Each Performance-Qualified Share that vests pursuant to the terms of the Award will entitle Participant to receive one share of Common Stock.

SCHEDULE I
PERFORMANCE GOAL AND PERFORMANCE PERIOD
PERFORMANCE PERIOD
The measurement period for the Performance Shares shall be the 34 month period beginning March 1, 2023 and ending December 31, 2025 (the “Performance Period”).
PERFORMANCE GOAL FOR PERFORMANCE VESTING
Performance Goal – Total Shareholder Return: The performance-vesting requirement for the Performance Shares subject to this Award shall be tied to the percentile level at which the total shareholder return (including stock price appreciation and reinvestment of any cash dividends or other stockholder distributions) to the Company’s stockholders over the Performance Period stands in relation to the total shareholder return realized for that period by the companies comprising the following three subsets of the S&P Healthcare Index: Biotechnology, Pharmaceuticals and Health Care Equipment (collectively the “S&P Healthcare Sub-Index”).
For such purpose, the total shareholder return (“TSR”) shall be determined pursuant to the following formula:
TSR = (Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends*** Beginning Stock Price**
* Ending Stock Price is the average daily closing price per share of the Common Stock calculated for the last 60 consecutive trading days within the Performance Period.
** Beginning Stock Price is the average daily closing price per share of the Common Stock calculated for the last 60 consecutive trading days immediately preceding the commencement of the Performance Period.
*** Reinvested Dividends shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share of the Common Stock on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the last 60 consecutive trading days within the Performance Period.
Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.
For each company in the S&P Healthcare Sub-Index, the TSR with respect to its common stock shall be calculated in the same manner as for the Common Stock.
In addition, the following parameters shall be in effect for purposes of measuring the total shareholder return for the S&P Healthcare Sub-Index:

–a company will be included in the S&P Healthcare Sub-Index only if that company is in existence both at the start of the Performance Period and at the end of the Performance Period, and the stock price performance of any company that is acquired, or otherwise ceases to exist as an independent publicly-owned entity, during the Performance Period shall not be taken into account in determining the relative total shareholder return of the companies comprising the S&P Healthcare Sub-Index for the Performance Period;
–any distribution (other than a regular cash dividend), whether in cash, securities (other than shares of the distributing company’s common stock) or other property, made during the Performance Period by a company included in the S&P Healthcare Sub-Index for that period shall be treated in the same manner as a regular cash dividend paid by such distributing company (in an amount per share of the distributing company’s common stock deemed equal to the cash amount or the fair market value of the securities or other property distributed per share of the distributing company’s common stock) that is immediately reinvested in the distributing company’s common stock; provided and only if the amount distributed per share of the distributing company’s common stock (as determined in the manner set forth herein) is at least 10% of the closing price per share of the distributing company’s common stock on the effective date of such distribution; otherwise, such distribution shall not be taken in effect in calculating the relative total shareholder return of the companies comprising the S&P Healthcare Sub-Index; and
–any spin-off distribution of shares of the common stock of one or more subsidiaries or other affiliated entities that is made during the Performance Period by a company included in the S&P Healthcare Sub-Index for that period shall be treated in the same manner as a regular cash dividend paid by that distributing company (in an amount per share of the distributing company’s common stock deemed equal to the fair market value of the common stock (or fractional share thereof) of the spun-off entity distributed per share of the distributing company’s common stock) that is immediately reinvested in the distributing company’s common stock; provided and only if the amount distributed per share of the distributing company’s common stock (as determined in the manner set forth herein) is at least 10% of the closing price per share of the distributing company’s common stock on the effective date of such distribution; otherwise, such spin-off distribution shall not be taken in effect in calculating the relative total shareholder return of the companies comprising the S&P Healthcare Sub-Index.
For purposes of measuring the total shareholder return of the Company for the Performance Period, the foregoing parameters governing distributions and spin-off transactions shall also apply to any distribution (other than a regular cash dividend) or spin-off transaction that is effected by the Company during the Performance Period.
Should a Change in Control occur during the Performance Period, then the attained level of the Performance Goal shall be determined in accordance with the applicable Change in Control provisions of Paragraph 4 of this Agreement.

Performance-Qualified Shares: Within 65 days after the completion of the Performance Period, the Administrator shall determine and certify the actual level at which the TSR Performance Goal is attained. The actual number of Performance-Qualified Shares that results from such certification may range from 0% to 200% of the Target Shares subject to this Award, as such number may be adjusted from time to time pursuant to the provisions of the Plan. The actual percentage shall be determined on the basis of the percentile level at which the Administrator certifies that the TSR Performance Goal has been attained in relation to the total shareholder return realized for that period by the companies comprising the S&P Healthcare Sub-Index; provided, however, that (i) the maximum number of Shares that may qualify as Performance-Qualified Shares may not exceed 200% of the Target Shares, as such number may be adjusted from time to time pursuant to the provisions of the Plan, and (ii) in no event shall the number of Shares that may qualify as Performance-Qualified Shares pursuant to the Relative TSR Payout Slope below exceed 100% of the Target Shares (as such number may be adjusted from time to time pursuant to the provisions of the Plan) if the Company’s absolute TSR for the Performance Period is negative.
Payout Slope for Determining Number of Performance-Qualified Shares Based on Attained Levels of TSR Performance Goal: The number of Shares that may qualify as Performance-Qualified Shares on the basis of the certified percentile level of TSR Performance Goal attainment shall be calculated by multiplying the Target Shares (as such number may be adjusted from time to time pursuant to the provisions of the Plan) by the applicable percentage determined in accordance with the following payout slope for the TSR Performance Goal (with appropriate straight-line interpolation for any attained percentile level within two designated percentile levels in such slope):

TOTAL SHAREHOLDER RETURN PAYOUT SLOPE

Percentile	% of Target
0	0%
10th	0%
20th	0%
30th	25%
40th	63%
50th	100%
60th	125%
70th	150%
80th	175%
81st	200%
90th	200%
100th	200%

CONTINUOUS SERVICE VESTING REQUIREMENT FOR PERFORMANCE-QUALIFIED SHARES
The number of Shares in which Participant may actually vest on the basis of the number of Performance-Qualified Shares certified by the Administrator in accordance with the performance vesting provisions of this Schedule I will be tied to Participant’s completion of the following Continuous Service vesting requirements:
–If Participant remains in Continuous Service through the Certification Date, Participant will vest in 100% of the Performance-Qualified Shares certified by the Administrator for the Performance Period.
–Death; Disability. In the event Participant’s Continuous Service terminates prior to the Certification Date by reason of death or Disability, then Participant will, at the time of such termination of Continuous Service, immediately vest in the Target Shares; provided, however, that if such termination occurs upon or following the end of the Performance Period, then Participant will instead vest in 100% of the Performance-Qualified Shares certified by the Administrator for the Performance Period. The Shares that vest pursuant to this paragraph will be issued or distributed on or as soon as administratively practicable following the date of Participant’s cessation of Continuous Service , but in no event later than the later of (i) the close of the calendar year in which such cessation of Continuous Service occurs or (ii) the 15th day of the third calendar month following the date of such cessation of Continuous Service.
–Retirement. In the event Participant’s Continuous Service terminates by reason of Participant’s Retirement at least 12 months following the Grant Date but prior to the Certification Date, then Participant will, following the completion of the Performance Period and the Certification Date, vest in 100% of the Performance-Qualified Shares certified by the Administrator for the Performance Period as if Participant had remained in Continuous Service through the Certification Date.
–In the event (i) Participant’s Continuous Service is terminated without Cause, or Participant resigns from Continuous Service due to a Constructive Termination, at any time after the completion of the Performance Period but prior to the Certification Date and (ii) such termination of Continuous Service also occurs during a period while there is in effect a definitive executed agreement for a Change in Control transaction, then Participant will vest in the number of Performance-Qualified Shares in which Participant could vest, based on the actual level at which the TSR Performance Goal is attained and certified for the Performance Period, had Participant remained in Continuous Service through such Certification Date.
–In the event Participant’s Continuous Service ceases for any other reason (including, without limitation, any deemed cessation of Continuous Service under Paragraph 8 of this Agreement) prior to the Certification Date, then Participant will not vest in any of the Performance-Qualified Shares, and all of Participant’s right, title and interest to the Shares subject to this Award will immediately terminate; provided, however, that should a Change in Control occur prior to the completion of the Performance Period, then the provisions of Paragraph 4 will govern the vesting of the Performance Shares subject to this Award.